Exhibit 99.1

Financial Statements

SurgiQuest, Inc.

Year ended December 31, 2015

with Report of Independent Auditors

SurgiQuest, Inc.

Financial Statements

Ernst & Young LLP 20 Church Street Hartford, CT 06103	Tel: +1 860 247 3100 Fax: +1 860 725 6040 ey.com

Report of Independent Auditors

To the Board of Directors of SurgiQuest, Inc.

We have audited the accompanying financial statements of SurgiQuest, Inc., which comprise the balance sheet as of December 31, 2015, and the related statement of operations, changes in stockholders’ deficit and cash flows for the year then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in conformity with U.S. generally accepted accounting principles; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of SurgiQuest, Inc. at December 31, 2015, and the results of its operations and its cash flows for the year then ended in conformity with U.S. generally accepted accounting principles.

March 4, 2016

SurgiQuest, Inc.

Balance Sheet

December 31, 2015

Assets
Current assets:
Cash and cash equivalents	$1,304,917
Accounts receivable	10,031,904
Inventories	4,266,555
Prepaid expenses	289,057
Related party receivable	114,637
Other receivables	770,049

Total current assets	16,777,119

Property and equipment, net	4,582,543

Other assets:
Patents, net	510,607
Rental security deposits	301,810

Total other assets	812,417

Total assets	$22,172,079

Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable	$5,085,270
Accrued salaries and wages	2,516,210
Accrued expenses	2,443,362
Debt, current portion	7,333,333
Other current liabilities	508,714

Total current liabilities	17,886,889

Debt, less current portion, net of discount	17,702,830
Capital lease obligations, less current portion	242,356
Warrant liability	3,831,614
Other liabilities	465,967

Total liabilities	40,129,656

Series A redeemable convertible preferred stock, $0.001 par value, 2,539,795 shares authorized, 2,487,556 issued and outstanding at December 31, 2015	13,028,048
Series B redeemable convertible preferred stock, $0.001 par value, 2,882,703 shares authorized, issued and outstanding at December 31, 2015	30,937,037
Series C redeemable convertible preferred stock, $0.001 par value, 5,200,000 shares authorized, 4,812,560 shares issued and outstanding at December 31, 2015	27,368,881
Series D redeemable convertible preferred stock, $0.001 par value, 1,545,726 shares authorized, 1,491,054 shares issued and outstanding at December 31, 2015	7,814,435
Series E redeemable convertible preferred stock, $0.001 par value, 2,448,428 shares authorized, issued and outstanding at December 31, 2015	20,287,513
Stockholders’ deficit:
Common stock, $0.001 par value, 20,000,000 shares authorized at December 31, 2015 1,417,558 shares issued and outstanding at December 31, 2015	1,418
Accumulated deficit	(117,394,909)

Total stockholders’ deficit	(117,393,491)

Total liabilities and stockholders’ deficit	$22,172,079

See accompanying notes to the financial statements

SurgiQuest, Inc.

Statement of Operations

Year Ended December 31, 2015

Revenues:
Product	$48,271,803
Rental	1,286,355

Total revenues	49,558,158
Cost of goods sold	22,151,610

Gross profit	27,406,548

Selling, general and administrative expenses	43,320,456
Research and development expenses	3,124,182

46,444,638

Operating loss	(19,038,090)

Other income (expense):
Interest expense	(2,419,375)
Interest income	20,981
Change in fair value of warrant liability	(2,511,601)
Other	(195,232)

Total other expense	(5,105,227)

Net loss	$(24,143,317)

See accompanying notes to the financial statements

SurgiQuest, Inc.

Statement of Stockholders’ Deficit

Year Ended December 31, 2015

	Common Stock		Additional Paid-in- Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount
Balance at December 31, 2014	1,357,838	$1,358	$—	$(84,888,010)	$(84,886,652)
Exercise of stock options	59,720	60	41,041	—	41,101
Stock option expense	—	—	641,171	—	641,171
Accretion of preferred stock	—	—	(682,212)	(8,363,582)	(9,045,794)
Net loss	—	—	—	(24,143,317)	(24,143,317)

Balance at December 31, 2015	1,417,558	$1,418	$—	$(117,394,909)	$(117,393,491)

See accompanying notes to the financial statements

SurgiQuest, Inc.

Statement of Cash Flows

Year Ended December 31, 2015

Operating activities:
Net loss	$(24,143,317)
Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation and amortization	1,917,820
Amortization of debt discount	342,859
Stock option expense	641,171
Loss on disposal of fixed assets	108,446
Change in fair value of warrant liabilities	2,511,601
Net change in:
Accounts receivable	(3,985,058)
Inventory	(2,545,956)
Prepaid expenses and other current assets	(308,708)
Rental security deposits	(295,299)
Accounts payable	77,405
Accrued salaries and wages	835,300
Accrued liabilities	1,478,679
Other assets and liabilities	1,146,500

Net cash used by operating activities	(22,218,557)

Cash flows from investing activities:
Purchases of property and equipment	(2,358,011)
Patent costs	(84,193)

Net cash used by investing activities	(2,442,204)

Cash flows from financing activities:
Proceeds from Series E preferred stock, net of issue costs	19,928,982
Exercise of stock options	41,101
Payments of capital lease obligations	(76,337)

Net cash provided by financing activities	19,893,746

Net change in cash	(4,767,015)
Cash and cash equivalents at the beginning of the year	6,071,932

Cash and cash equivalents at the end of the year	$1,304,917

Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest	$1,845,601
Non-cash investing and financing:
Accretion on preferred stock	$9,045,794
Acquisition of capital lease	$439,114

See accompanying notes to the financial statements

SurgiQuest, Inc.

Notes to Financial Statements

Note 1 - Formation and Business

SurgiQuest, Inc. (the “Company”) is a medical device manufacturer and marketer of innovative access technologies for minimally invasive surgery (“MIS”). The Company was incorporated in the State of Delaware and began operations in May 2006. The Company is headquartered in Milford, Connecticut. The integrated design and proprietary innovations of SurgiQuest’s patented AirSeal® System optimizes the laparoscopic environment and provides stability in the abdominal cavity during MIS. The AirSeal System is utilized for both robotic and advanced laparoscopic procedures within multiple specialties including urology, gynecology, colorectal, bariatric and general surgery. By providing stable pneumoperitoneum, continuous smoke evacuation and valve-free access to the abdominal cavity, the AirSeal System reduces procedural time and costs over that of conventional insufflation. The Company also manufactures and markets AnchorPort® which is a self-adjusting, self-anchoring, low-profile trocar that allows for a wide range of instrument movement and manipulation in laparoscopic surgery.

The Company is subject to certain risks common to startup companies in the life sciences industry, including, but not limited to, risk that the Company never achieves profitability, the need for substantial additional financing, risk of relying on third parties, dependence on key personnel, protection of proprietary technology and compliance with government regulations, among others.

Note 2 - Liquidity

Since inception, the Company has incurred net losses. During the year ended December 31, 2015, the Company incurred a net loss of $24,143,317. The Company used $22,218,557 of cash for operations during the year ended December 31, 2015. At December 31, 2015, the Company had an accumulated deficit of $117,394,909. The Company’s transition to profitability is dependent upon the successful commercialization of its products and the achievement of a level of revenues adequate to support the Company’s cost structure.

As discussed in Note 15, as of January 4, 2016, the Company was the surviving entity of a merger with a wholly-owned subsidiary of CONMED Corporation (“CONMED”) and is now a wholly-owned subsidiary of CONMED. CONMED has both the intent and the ability to provide the Company with the financial support to fund its operations and research and development efforts and meet its financial obligations at a minimum through and including December 31, 2016.

Note 3 - Summary of Significant Accounting Policies

Basis of Accounting

The financial statements of the Company are prepared in conformity with United States generally accepted accounting principles (“U.S. GAAP”).

SurgiQuest, Inc.

Notes to Financial Statements (continued)

Note 3 - Summary of Significant Accounting Policies (continued)

Use of Estimates

The preparation of the Company’s financial statements in conformity with U.S. GAAP requires management to make certain estimates and assumptions that affect the reported amounts of assets, liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. While management believes the estimates and assumptions used in preparation of the financial statements are appropriate, actual results could differ from those estimates.

In preparing these financial statements, management used estimates in the following areas, among others: revenue recognition, useful lives of property and equipment, the determination of the fair value of stock-based awards and stock-based compensation expense, the fair value of liability-classified warrants, the fair value of equity instruments and the recoverability of the Company’s net deferred tax assets and related valuation allowance and the Company’s VAT receivable, VAT accrual and related penalties and fines.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash and liquid investments with an original maturity of less than ninety (90) days. The carrying amounts approximate the fair values of those instruments.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable is stated at net realizable value. The Company does not require collateral and regularly reviews accounts receivable balances on an individual customer account basis and adjusts the receivable reserves as necessary whenever events or circumstances indicate the carrying value may not be recoverable. Accounts receivable are considered past due based on the invoice date and are written off after all collection efforts have been exhausted.

Inventories

Inventories are stated at the lower of cost or market. Cost is determined by the first-in, first-out (“FIFO”) method. During 2015, the Company wrote-off $104,683 of inventory that became obsolete due to upgrades in product designs. The write-offs have been recorded within cost of goods sold.

SurgiQuest, Inc.

Notes to Financial Statements (continued)

Note 3 - Summary of Significant Accounting Policies (continued)

Property and Equipment

Property and equipment are recorded at cost, net of accumulated depreciation. Depreciation is computed using the straight-line method over the respective estimated asset lives, which range from three (3) to five (5) years for machinery and equipment. Leasehold improvements are depreciated over the shorter of the estimated useful lives of the assets or the lease term. Medical equipment is capitalized as part of property and equipment and is depreciated over four (4) years, which is the estimated useful life of the technology.

The Company is the lessee of office equipment under capital leases. Property and equipment under capital leases is accounted for at cost, which corresponds to the present value of the minimum lease payments. Depreciation of property and equipment under capital leases is calculated over the estimated useful life using the straight-line method.

Depreciation expense is included in both cost of good sold and selling, general and administrative expense based on the specific categorization and use of the underlying asset being depreciated. Upon retirement or disposal, cost and related accumulated depreciation are removed from the accounts and gains or losses, if any, are recorded in earnings (loss) for the period. The Company assesses the impairment of property and equipment, whenever events or changes in circumstances indicate the carrying value may not be recoverable. Factors the Company considers important, which could trigger an impairment review, include significant changes in the manner of its use of the asset, significant changes in historical trends in operating performance, significant changes in projected operating performance and significant negative economic trends. There have been no significant impairments recorded as a result of such reviews during any of the periods presented.

Revenue Recognition

The Company’s revenues are primarily derived from the sale of the AirSeal® Intelligent Flow System (“iFS”) unit and related AirSeal® iFS disposable products. The Company recognizes revenue when persuasive evidence of an arrangement exists, title and risk of loss has passed and delivery to the customer has occurred or the services have been fully rendered, as well as when the sales price is fixed or determinable and collectability is reasonably assured. Revenue is recognized at the net amounts expected to be received. Amounts received prior to satisfying the revenue recognition criteria are recorded as deferred revenue.

SurgiQuest, Inc.

Notes to Financial Statements (continued)

Note 3 - Summary of Significant Accounting Policies (continued)

Revenue Recognition (continued)

The Company has revenue arrangements with customers that include multiple deliverables (sale of products and leases). For these arrangements, the Company allocates revenue to all deliverables based on their relative selling prices. The Company uses a hierarchy to determine the selling price to be used for allocating revenue to deliverables: (a) vendor-specific objective evidence of fair value (“VSOE”), (b) third-party evidence of selling price (“TPE”), and (c) best estimate of selling price (“BESP”), which are determined as follows:

(a)	VSOE - It is common for the sale of iFS units to include multiple elements which have standalone value and qualify as separate units of accounting. These elements commonly include the sale of the unit(s) and disposable products. The Company determines VSOE based on its normal pricing and discounting practices for the specific product or service when sold separately.

(b)	In determining VSOE, the Company requires that a substantial majority of the selling prices for a product or service falls within a reasonably narrow pricing range. In addition, the Company considers the geographies in which the products or services are sold, major product and service groups, customer classification and other environmental or marketing variables in determining VSOE.

(c)	TPE - TPE exists only when the Company sells the deliverable separately and is based on competitor prices. The Company is unable to reliably determine what similar competitor products’ selling prices are on a stand-alone basis. Therefore, the Company is typically not able to determine TPE.

(d)	BESP - BESP is an estimate based on the Company’s pricing practices, market conditions and other Company-specific factors. The Company currently does not utilize BESP.

Once elements of an arrangement are separated into more than one unit of accounting, revenue is recognized for each separate unit of accounting based on the nature of the revenue as described above.

The Company’s leasing operations consist principally of the leasing of iFS units to customers. Leases of iFS units are classified as both sales-type leases and operating leases and have terms that range from 1-2 years. As of December 31, 2015, the net investment in leases for sales-type leases was $32,288, which is included in other receivables.

SurgiQuest, Inc.

Notes to Financial Statements (continued)

Note 3 - Summary of Significant Accounting Policies (continued)

Revenue Recognition (continued)

In 2015, the Company began offering Extended Warranty Service Agreements (“Service Agreements”) to iFS customers. The warranty periods range from twelve (12) to forty-eight (48) months. The Company recognizes revenue from these fixed-price Service Agreements ratably over the contract period. The amounts invoiced to customers in excess of revenue recognized are recorded as deferred revenue until such time that the revenue recognition criteria are satisfied. The Company also estimates an accrual for warranty claims within cost of goods sold on Service Agreements. The estimate is based on historical information on the nature, frequency and average repair costs on prior claims. No warranty claims were made during fiscal year 2015. As of December 31, 2015, the short-term and long-term deferred revenue related to Service Agreements was $153,238 and $194,617, respectively, which is included in current liabilities and other liabilities, respectively.

Research and Development

Research and development costs are expensed as incurred. Research and development costs include all direct costs, including salaries, stock-based compensation and benefits for research and development personnel, outside consultants, clinical and regulatory costs, amortization of patent costs, prototype materials and services, other outside services and depreciation. The Company capitalizes property and equipment that is used in research and development when the assets also have an alternative use and depreciates them over the useful lives. When the assets have no alternative use, they are immediately recorded to research and development expense.

Patents

The Company’s purchased patents are recorded at cost and are amortized up to twenty (20) years based on the patents expiration date. The fees and costs associated with the filing of internally developed patents are capitalized, and once issued, are amortized over the patent’s estimated useful life. If the patent is not approved, the costs associated with that patent are expensed in the year the patent is rejected. If a patent is for a specific use or project, it is immediately expensed. If a patent has general use for the Company, it is capitalized and amortized over its life.

Impairment of Long-Lived Assets

The Company reviews long-lived assets when events or changes in circumstances indicate that the carrying value of the assets may not be recoverable. Recoverability is measured by comparing the book values of the assets to the future net undiscounted cash flows that the assets are expected to generate. Factors that the Company considers important, which could trigger an impairment review, include significant changes in historical trends in operating performance, significant changes in projected operating performance, and significant economic trends.

SurgiQuest, Inc.

Notes to Financial Statements (continued)

Note 3 - Summary of Significant Accounting Policies (continued)

Impairment of Long-Lived Assets (continued)

If such assets or group of assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the book value of the assets exceeds their fair value, which is measured based on the projected discounted future net cash flows arising from the assets. As a result of such reviews performed, there was no indication of impairment as of December 31, 2015.

Income Taxes

The Company uses the liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the expected future tax consequence of temporary differences between the carrying amounts and the tax basis of assets and liabilities and net operating loss carry forwards, all calculated using presently enacted tax rates. For the year ended December 31, 2015, the Company’s effective tax rate of zero is below its expected rate because the Company generated losses and records a full valuation allowance against its deferred tax assets.

Warrant Liability

The warrant liability represents the fair value of warrants issued in connection with debt and preferred stock issuances. These warrants are presented as liabilities since they are separable instruments and are for the purchase of potentially redeemable stock. The liability is recorded at fair value with the change in fair value recognized as interest expense for warrants issued in connection with debt or as other income or expense.

Freight Expense

Freight expenses for the Company’s sales are generally paid directly by the Company’s customers. In certain instances, the Company may agree to pay for a customer’s freight expenses. Freight charged to customers and freight expenses incurred by the Company are included in revenue and cost of goods sold, respectively. Freight expense was $1,330,442 for the year ended December 31, 2015. Freight charged to customers included in revenue for 2015 was not material.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to credit risk consist primarily of cash and cash equivalents, accounts receivable and other receivables.

The Company maintains its cash and cash equivalents in financial institution accounts that at times during the year may exceed federally insured limits. The cash balances in the financial institutions are insured by the Federal Deposit Insurance Corporation (FDIC) up to $250,000 at December 31, 2015. To date the Company has not experienced any loss due to risk.

SurgiQuest, Inc.

Notes to Financial Statements (continued)

Note 3 - Summary of Significant Accounting Policies (continued)

Concentration of Credit Risk (continued)

For the year ended December 31, 2015, no one customer accounted for more than 10.0% of net revenues or accounts receivable.

Stock-Based Compensation

The Company estimates the fair value of stock based awards at date of grant using the Black-Scholes option pricing model. This model requires the Company to make estimates and assumptions including, among other things, estimates regarding the length of time an employee will retain the vested award before exercising, the estimated volatility of the Company’s common stock price and the number of awards that will be forfeited prior to vesting. As a non-public entity, there currently is no active market for the Company’s common shares. As a result, the Company has had to identify similar publicly held entities to be used as a bench mark to estimate the expected volatility of the price of its underlying shares. Additionally, the value of the shares used in the determination of equity awards, including the value of underlying shares in the option pricing models, are based upon third party valuations performed as of the grant dates of the awards.

The awards are amortized on a straight-line basis over the requisite service periods of the awards, which is generally the vesting period.

For stock-based awards issued to individuals other than employees, the award is recorded at fair value at date of grant. However, the Company remeasures the fair value of such instruments granted at each reporting period until performance under the consulting arrangements are completed. The expense is recognized over the term of the service agreement.

SurgiQuest, Inc.

Notes to Financial Statements (continued)

Note 3 - Summary of Significant Accounting Policies (continued)

Fair Value Measurements

The Company follows the three-level valuation hierarchy for disclosures of fair value measurement. The three levels of valuation hierarchy are defined as follows:

Level 1 - Quoted prices in active markets for identical assets and liabilities.

Level 2 - Inputs are based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active and model-based valuation techniques for which all significant assumptions are observable in the market or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 - Inputs are generally unobservable and typically reflect management’s estimates of assumptions that market participants would use in pricing the asset or liability. The fair values are therefore determined using model-based techniques that inclue option pricing models, discounted cash flow models and similar techniques.

The Company’s common stock warrant liabilities are carried at fair value, determined according to the fair value hierarchy described above (Level 3).

The carrying value of cash and cash equivalents, accounts payable and accrued expenses approximates fair value due to the short-term nature of these instruments. The Company’s debt is tied to variable interest rates and as such, the fair value approximates carrying value. All other significant financial assets, financial liabilities and equity instruments of the Company are either recognized or disclosed in the financial statements together with other information relevant for making a reasonable assessment of future cash flows, interest rate risk and credit risk.

Common Stock and Convertible Preferred Stock Valuation

Due to the absence of an active market for the Company’s common stock and convertible preferred stock, the Company utilized valuations with methodologies in accordance with the framework of the American Institute of Certified Public Accountants Technical Practice Aid, Valuation of Privately-Held Company Equity Securities Issued as Compensation (the “Practice Aid”) to estimate the fair value of its common stock and convertible preferred stock at various reporting dates and in conjunction with various transactions. Each valuation included estimates and assumptions that required the Company’s judgment. These estimates included assumptions regarding future performance. Significant changes to the key assumptions used in the valuations could have resulted in different fair values of common stock and convertible preferred stock at each valuation date.

SurgiQuest, Inc.

Notes to Financial Statements (continued)

Note 3 - Summary of Significant Accounting Policies (continued)

Recent Accounting Pronouncements

In August 2015, the FASB issued Accounting Standards Update (ASU) No. 2015-15, Presentation and Subsequent Measurement of Debt Issuance Costs Associated With Line-of-Credit Arrangements (“ASU 2015-15”). The update allows an entity to defer and present debt issuance costs as an asset and subsequently amortize the deferred debt issuance costs ratably over the term of the line-of-credit arrangement, regardless of whether there are any outstanding borrowings on the line-of-credit arrangement. The update becomes effective immediately because it clarifies ASU 2015-03, Interest — Imputation of Interest (Subtopic 835-30) — Simplifying the Presentation of Debt Issuance Costs, which the Company early adopted.

In July 2015, the FASB issued Accounting Standards Update (ASU) No. 2015-11, Inventory (Topic 330): Simplifying the Measurement of Inventory (“ASU 2015-11”). The amendments in ASU 2015-11 require an entity to measure in scope inventory at the lower of cost or net realizable value. Net realizable value is the estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal and transportation. Subsequent measurement is unchanged for inventory measured using last-in, first-out (“LIFO”) or the retail inventory method. The amendments do not apply to inventory that is measured using LIFO or the retail inventory method. The amendments apply to all other inventory, which includes inventory that is measured using first-in, first-out (“FIFO”) or average cost. The pronouncement is effective for fiscal years beginning after December 15, 2016, including interim periods within those fiscal years. The Company is currently evaluating the impact of this update.

In May 2014, the Financial Accounting Standards Board the FASB issued Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers (“ASU 2014-09”), which stipulates that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for such goods or services. To achieve this core principle, an entity should apply the following steps: (1) identify the contract(s) with a customer; (2) identify the performance obligations in the contract(s); (3) determine the transaction price(s); (4) allocate the transaction price(s) to the performance obligations in the contract(s); and (5) recognize revenue when (or as) the entity satisfies a performance obligation. The guidance also requires advanced disclosures regarding the nature, amount, timing and uncertainty of revenue and cash flows arising from an entity’s contracts with customers. For public business entities, ASU 2014-09 was originally effective for the fiscal year beginning January 1, 2017 using either of the following transition methods: (i) a full retrospective approach reflecting the application of the standard in each prior reporting period with the option to elect certain practical expedients, or (ii) a modified retrospective approach with the cumulative effect of initially adopting the standard recognized at the date of adoption (which includes footnote disclosures).

SurgiQuest, Inc.

Notes to Financial Statements (continued)

Note 3 - Summary of Significant Accounting Policies (continued)

Recent Accounting Pronouncements (continued)

In August 2015, the FASB issued ASU 2015-14, Revenue From Contracts With Customers (Topic 606): Deferral of the Effective Date, that defers the effective date of the new revenue standard by one year to a January 1, 2018 effective date. Reporting entities, however, have the option to adopt the standard as early as the original January 1, 2017 effective date. The Company is currently evaluating the impact of this amendment on its financial position and results of operations.

Note 4 – Inventories

Inventories are comprised of the following:

Raw material	$550,123
Finished goods	3,504,508
Work in progress	211,924

Total inventories	$4,266,555

Note 5 - Property and Equipment, net

Property and equipment, net are comprised of the following:

Office equipment	$951,447
Research and development equipment	253,503
Internal use software	323,219
Leasehold improvements	71,958
Production equipment	8,537,539
Medical equipment	2,071,989
Equipment in process	298,518

Total property and equipment	12,508,173
Less: Accumulated depreciation	(7,925,630)

Total property and equipment, net	$4,582,543

Depreciation expense, inclusive of capital lease amortization, for the year ended December 31, 2015 was $1,876,811. Accumulated amortization related to capital leases was $82,012 as of December 31, 2015.

The Company’s investment in property under operating leases with customers, contained in medical equipment, is $813,874 as of December 31, 2015.

SurgiQuest, Inc.

Notes to Financial Statements (continued)

Note 6 – Patents

Patents and deferred patent costs are comprised of the following:

Patents and deferred patent costs	$697,420
Less: Accumulated amortization	(186,813)

Total patents and deferred patent costs, net	$510,607

Amortization expense on patents for the year ended December 31, 2015 was $41,009 with a weighted average amortization period of approximately seventeen (17) years.

The amortization expense for the next five (5) years is as follows:

2016	$22,324
2017	18,695
2018	18,695
2019	18,695
2020	18,695

Note 7 - Debt

The Company’s debt consists of the following:

2014 Revolving Loan	$3,000,000
2014 Term Loan	22,000,000
2014 Term Loan terminal payment fees payable	880,000

25,880,000
Less: unamortized debt discounts	(843,837)

Debt less unamortized discounts	25,036,163
Less: current portion	(7,333,333)

Long term debt, net of current portion	$17,702,830

SurgiQuest, Inc.

Notes to Financial Statements (continued)

Note 7 – Debt (continued)

2014 Credit Agreement

In May 2014, the Company entered into Credit and Security Agreement (the “2014 Credit Agreement”) with an unrelated party providing for a $17,000,000 Term Loan Facility (the “2014 Term Loan”), which was increased in November 2014 by an additional $5,000,000 (collectively, the “2014 Term Loans”), and a Revolving Credit Facility in the amount of $3,000,000 (the “2014 Revolving Loan”). Borrowings under the 2014 Term Loans bore interest at a rate equal to the “Applicable Libor Rate” plus 7.5% with a minimum floor for the Applicable Libor Rate of 0.5% per annum. The 2014 Revolving Loan bears interest at a rate equal to the Applicable Libor Rate plus 5.5%, also with a minimum floor for the Applicable Libor Rate of 0.5% per annum. The 2014 Revolving Loan also carries a monthly collateral management fee of 0.084% per month (1.01% per annum) on the average monthly end of day principal balance. The weighted average interest rate for the period ended and the rate at December 31, 2015 for the 2014 Term Loans and 2014 Revolving Loan was approximately 8.0%.

The 2014 Term Loans provide for interest-only payments between July 1, 2015 and July 1, 2017 contingent upon the Company meeting certain revenue thresholds. The principal balance of all amounts borrowed under the 2014 Term Loans plus any unpaid interest is due in full between June 1, 2018 and June 1, 2019, depending on whether the Company has elected interest-only extensions as outlined in the 2014 Credit Agreement. As of December 31, 2015, the Company was granted two interest-only extensions through December 2015, at which time principal payments were scheduled to begin January 1, 2016. As of December 31, 2015 the Company had met the revenue threshold to extend the interest only period for another three months, but chose not to exercise the option due to the merger with CONMED (see Note 15) and the extinguishment of the debt facility as of the close of the merger on January 4, 2016. The 2014 Term Loans carry a terminal payment fee equal to 4.0% which is due upon maturity. Both the 2014 Term Loans and 2014 Revolving Loan carry an early termination fee of 2.0% in the first twelve (12) months of the 2014 Credit Agreement and 1.0% thereafter.

The Company may request “Credit Extensions” (additional advances) under the 2014 Revolving Loan as long as the outstanding balance under this facility along with any accrued interest does not exceed the lesser of the (i) the “Applicable Commitments” ($3,000,000 as of December 31, 2015) and (ii) the “Borrowing Base” in effect at the time of a request. The Borrowing Base is defined generally as 85.0% of “Eligible Accounts” receivable plus 25.0% of “Eligible Inventory,” less any reserves or adjustments pursuant to the Revolving Credit Facility. The 2014 Revolving Loan is co-terminus with the 2014 Term Loans, which is dependent upon whether the Company has elected any interest-only extensions. At December 31, 2015, the Company had drawn down the full commitment amount of $3,000,000 and there was no additional availability under the 2014 Revolving Loan. The Company is not required to have a springing lockbox but the 2014 Credit Agreement does contain a material adverse change provision.

SurgiQuest, Inc.

Notes to Financial Statements (continued)

Note 7 – Debt (continued)

2014 Credit Agreement

A terminal payment fee equal to $880,000, which represents 4.0% of the total amount of the 2014 Term Loans is due on the maturity date of the 2014 Term Loans. The terminal payment fee has been recorded as additional debt with a corresponding amount to debt discount. The Company is amortizing the debt discount to interest expense over the term of the 2014 Term Loans.

The 2014 Credit Agreement is collateralized by security interests in substantially all tangible assets of the Company. It also contains various affirmative and negative covenants, such as the delivery of financial statements, tax authority compliance, maintenance of property, limitations on additional debt, restriction of dividends and other standard clauses. At December 31, 2015 the Company was in compliance with all material covenants.

The Company recognized interest expense related to the amortization of the debt discount of $342,859 in 2015.

The aggregate amount of principal maturing in succeeding years is as follows:

2016	$7,333,333
2017	7,333,333
2018	7,333,334
2019	3,000,000

Total payments	$25,000,000

SurgiQuest, Inc.

Notes to Financial Statements (continued)

Note 8 – Leases

In April 2015, the Company signed a lease agreement for 40,542 square feet of office and laboratory space in Milford, Connecticut. The lease commenced on June 15, 2015 and terminates on November 30, 2020. The lease requires base rental payments of $46,053 per month for the first year, $47,447 per month for the second year, $62,739 per month for the third year, $64,597 per month for the fourth year and $66,556 per month for the remainder of the lease. Upon execution of the lease, the Company paid a fully refundable security deposit on the lease of $250,224, which is included in other assets. The security deposit will be reduced by $50,045 on the conclusion of each of the first four lease years. An option to renew for an additional five (5) years is included in the lease agreement.

The Company entered into a capital lease in July 2015 for office furniture with lease payments of $13,659 per month. The assets included in office equipment and liability under the capital lease was recorded at $439,114, which represents the present value of the minimum lease payments. The amortization period is three (3) years which represents the economic life of the underlying assets.

Rent expense for the year ended December 31, 2015 was $391,819.

The future minimum lease payments under operating and capital leases are as follows:

	Capital Lease	Operating Lease
2016	$171,051	$540,956
2017	171,051	584,660
2018	83,433	754,723
2019	2,975	777,123
2020	—	732,121

Total minimum lease payments	$428,510	$3,389,583

Less: amount representing interest	(39,482)

Present value of minimum lease payments	$389,028

Current portion	$146,672
Non-current portion	242,356

	$389,028

SurgiQuest, Inc.

Notes to Financial Statements (continued)

Note 9 - Commitments and Contingencies

Licensing Agreement

In April 2006, the Company entered into a Patent Assignment and Licensing Agreement (the “Licensing Agreement”) with a third party which was later amended in November 2012. As part of the Licensing Agreement, proprietary patents and patent applications were sold, assigned and transferred to the Company so that the Company could develop and commercialize products.

In exchange for patents and patent applications, the Company agreed to pay an upfront fee of $150,000, which the Company has recorded as a patent asset that is being amortized over the anticipated useful lives of the patents. In addition to the upfront fee, the Company also agreed to grant 100,000 shares of the Company’s common stock. As further consideration, the Company agreed to pay royalties of three (3) percent of the net sales of any eligible products sold by the Company that utilized the acquired technology.

For the year ended December 31, 2015, the Company incurred royalty expense of $517,888 under the Licensing Agreement. Royalty expense is included in cost of goods sold.

Note 10 - Post Retirement Plan

The Company maintains a 401(k) post-retirement plan (the “Plan”). The Plan covers all qualified employees as defined by the Plan. Participants may contribute a percentage of their compensation up to the maximum allowed by the Internal Revenue Code. The Plan allows for the Company to make profit sharing contributions to qualified participants. The Company made no contributions to the Plan for the year ended December 31, 2015.

Note 11 - Stockholders’ Deficit

Common Stock

The Company issued 59,720 shares of common stock in connection with the exercise of stock options during the year ended December 31, 2015.

At December 31, 2015, the Company is authorized to issue 20,000,000 shares of common stock and has 1,417,558 shares issued and outstanding, respectively. At December 31, 2015, the Company has 18,582,442 shares of common stock reserved for future issuance upon the exercise of stock options and stock warrants and the conversion of outstanding convertible preferred stock.

SurgiQuest, Inc.

Notes to Financial Statements (continued)

Note 11 - Stockholders’ Deficit (continued)

Preferred Stock

In March 2015, the Company entered into a Series E Preferred Stock Purchase Agreement (the “Series E Preferred Stock Agreement”) to issue up to 2,448,430 shares of Series E preferred stock to investors at a cost of $8.17 per share. In March 2015, at the first closing of the Series E Preferred Stock Agreement, the Company issued 1,224,214 shares of Series E preferred stock to investors for proceeds of $9,999,993. In May 2015, at the second closing of the Series E Preferred Stock Agreement, the Company issued an additional 1,224,214 shares of Series E preferred stock to investors for proceeds of $9,999,993. In connection with the Series E Preferred Stock Purchase Agreement, the Company amended and restated its certificate of incorporation to authorize the Company to issue 2,448,430 shares of Series E preferred stock. The holders of the Series E preferred stock are entitled to receive cumulative dividends, prior and in preference to any declaration or payment of dividends on the Series D, Series C, Series B and Series A preferred stock and common stock, at a rate of 8.0% per share per year on the stated value of the Series E preferred stock, which is initially $8.17 per share. The dividends compound annually and are payable quarterly when and if declared by the Board of Directors. The Series E Preferred Stock has convertibility and redemption features that are the same as the other previous issuances of preferred stock.

At December 31, 2015, the Company is authorized to issue 2,539,795 shares of Series A preferred stock, 2,882,703 shares of Series B preferred stock, 5,200,000 shares of Series C preferred stock, 1,545,726 shares of Series D preferred stock and 2,448,430 Series E preferred stock (collectively, the “Preferred Stock”).

At December 31, 2015, there are 2,487,556 shares of Series A preferred stock, 2,882,703 shares of Series B preferred stock, 4,812,560 shares of Series C preferred stock, 1,491,054 shares of Series D preferred stock and 2,448,428 shares of Series E preferred stock issued and outstanding.

The Preferred Stock has the following characteristics at December 31, 2015:

Conversion Rights

At the option of the holder, each share of Preferred Stock is convertible into common stock at any time after the date of issuance. The initial conversion price is $2.01 per share for Series A preferred stock, $5.03 per share for Series B preferred stock, $3.948 per share for Series C preferred stock, $5.03 per share for Series D preferred stock and $8.17 per share for Series E preferred stock and is subject to adjustment as disclosed in each of the preferred stock agreements.

SurgiQuest, Inc.

Notes to Financial Statements (continued)

Note 11 - Stockholders’ Deficit (continued)

Conversion Rights (continued)

Shares of Preferred Stock will automatically convert into common stock at an applicable conversion rate upon the earlier of (i) the sale of the Company’s common stock in a public offering which is not less than $15.09 per share and results in gross cash proceeds of at least $40.0 million, or (ii) the date specified by written consent or agreement of the holders of (A) at least two-thirds of the outstanding shares of Preferred Stock and (B) at least three-fourths of the outstanding shares of Series C preferred stock and Series D preferred stock, voting together as a single class.

Voting Rights

The holders of Preferred Stock are entitled to the same voting rights as the holders of common stock, with a number of votes equal to the number of shares of common stock into which such shares of Preferred Stock could be converted. The holders of the Series C and Series D preferred stock, voting together, have the right to elect two members of the Board of Directors of the Company. The holders of the Series A and Series B preferred stock, voting together, have the right to elect two members of the Board of Directors of the Company. The holders of a majority of the outstanding shares of common stock and Preferred Stock, voting together, have the right to elect any remaining members of the Board of Directors of the Company.

Dividends

The holders of the Series D preferred stock are entitled to receive non-cumulative dividends in preference to Series C, Series B, Series A, and common stockholders at the rate of $0.4527 per share per annum on each outstanding share of Series D preferred stock, when and if declared by the Board of Directors. No dividends have been declared on the Series D preferred stock as of December 31, 2015. The holders of the Series C preferred stock are entitled to receive cumulative dividends, prior and in preference to any declaration or payment of dividends on the Series B and Series A preferred stock and common stock, at a rate of 9.0% per share per year on the stated value of the Series C preferred stock, which is $3.948 at December 31, 2015. The dividends compound annually and are payable quarterly when and if declared by the Board of Directors. No dividends have been declared or paid on the Series C preferred stock to date. At December 31, 2015, there is $7,108,260 of cumulative dividends on the Series C preferred stock.

The holders of the Series A and B preferred stock are entitled to receive non-cumulative dividends in preference to common stock holders at the annual rate of $0.201 per share per annum on each outstanding share of Series A preferred stock, and $0.503 per share per annum for each outstanding share of Series B preferred stock, when and if declared by the Board of Directors. No dividends have been declared on the Series A and B preferred stock as of December 31, 2015.

SurgiQuest, Inc.

Notes to Financial Statements (continued)

Note 11 - Stockholders’ Deficit (continued)

Liquidation

In the event of any liquidation, dissolution or winding up of the Company, the holders of the Series D preferred stock are entitled to receive, in preference to the holders of the Series C, Series B and Series A preferred stock and common stock, an amount equal to $5.03 per share plus accrued but unpaid dividends, if any. If the assets and funds distributed among the holders of Series D preferred stock is insufficient to permit the payment to the holders of the full preferential amounts, then the entire assets and funds of the Company legally available for distribution shall be distributed ratably among the holders of the Series D preferred stock in proportion to the preferential amount each holder is otherwise entitled to receive.

The holders of the Series C preferred stock are entitled to receive, in preference to the holders of the Series B and Series A preferred stock and common stock, an amount equal to $3.948 per share plus accrued but unpaid dividends, if any. If the assets and funds distributed among the holders of Series C preferred stock is insufficient to permit the payment to the holders of the full preferential amounts, then the entire assets and funds of the Company legally available for distribution shall be distributed ratably among the holders of the Series C preferred stock in proportion to the preferential amount each holder is otherwise entitled to receive.

The holders of the Series A and B preferred stock are entitled to receive, in preference to the holders of the common stock, an amount equal to $2.01 per share for Series A preferred stock and $5.03 per share for Series B preferred stock, plus accrued but unpaid dividends, if any. If the assets and funds distributed among the holders of Preferred Stock is insufficient to permit the payment to the holders of the full preferential amounts, then the entire assets and funds of the Company legally available for distribution shall be distributed ratably among the holders of the Preferred Stock in proportion to the preferential amount each holder is otherwise entitled to receive.

Redemption and Put Rights

At any time on or after the later of (i) ninety (90) days after the Company’s payment in full of all liabilities under any loan agreement, credit agreement or similar instrument approved by the Board of Directors or (ii) the four-year anniversary of the initial issuance of Series D preferred stock, but on a date within forty-five (45) days after receipt by the Company of a written request from the holders of not less than two-thirds of the then outstanding Series A and Series B preferred stock, voting together as a separate class, that all or some of the shares of Series A and Series B preferred stock be redeemed, the Company shall, to the extent it may lawfully do so, redeem the number of shares determined by paying, in cash, a sum per share of Series A and Series B preferred stock equal to (a) product of $2.01 for Series A preferred stock and $5.03 for Series B preferred stock, multiplied by 1.1 raised to the power of t, where t is the number of years from the date of issuance of each such share through the redemption date plus (b) all declared but unpaid dividends on such shares.

SurgiQuest, Inc.

Notes to Financial Statements (continued)

Note 11 - Stockholders’ Deficit (continued)

Redemption and Put Rights (continued)

At any time on or after the later of (i) ninety (90) days after the Company’s payment in full of all liabilities under any loan agreement, credit agreement, or similar instrument approved by the board of directors or (ii) the four-year anniversary of the initial issuance of the Series D preferred stock, the holders of Series C preferred stock have the right to request that all or some of the shares of Series C preferred stock be purchased by the Company within forty-five (45) days of receiving the request, by paying each holder the greater of (a) the sum per share of Series C preferred stock equal to $3.948 per share plus all accrued but unpaid dividends and (b) the fair market value of each share of Series C preferred stock as determined by mutual agreement of the Company and such holder, or by a qualified independent appraiser if the Company and holder are unable to reach agreement on the fair market value of the Series C preferred stock.

The Company has obtained third party valuations on the Preferred Stock as of the date of issuance and through the dates of measurement to determine fair value used in the calculation of the redemption amounts as of the balance sheet dates.

At any time on or after the later of (i) ninety (90) days after the Company’s payment in full of all liabilities under any loan agreement, credit agreement, or similar instrument approved by the board of directors or (ii) the four-year anniversary of the initial issuance of the Series D preferred stock, the holders of Series D preferred stock have the right to request that all or some of the shares of Series D preferred stock be purchased by the Company within forty-five (45) days of receiving the request, by paying each holder the greater of (a) the sum per share of Series D preferred stock equal to $5.03 per share plus all accrued but unpaid dividends and (b) the fair market value of each share of Series D preferred stock as determined by mutual agreement of the Company and such holder, or by a qualified independent appraiser if the Company and holder are unable to reach agreement on the fair market value of the Series D preferred stock.

As of December 31, 2015, the redemption value of each class of preferred stock was as follows:

Series A Redeemable Convertible Preferred Stock	$17,095,345
Series B Redeemable Convertible Preferred Stock	$40,631,467
Series C Redeemable Convertible Preferred Stock	$42,831,784
Series D Redeemable Convertible Preferred Stock	$8,603,382
Series E Redeemable Convertible Preferred Stock	$10,834,293

The carrying amount of the Preferred Stock is accreted to the redemption value over the redemption period, which has been adjusted at each issuance of Preferred Stock with amendment and restatement of the Company’s articles of incorporation. As a result of the redemption and put provisions, all Preferred Stock has been classified as temporary equity.

SurgiQuest, Inc.

Notes to Financial Statements (continued)

Note 11 - Stockholders’ Deficit (continued)

Anti-Dilution Provisions

In the event that the Company makes adjustments for stock dividends, splits, combinations or other similar events or issues additional securities at a purchase price less than the current Preferred Stock conversion price, the Preferred Stock conversion price shall be adjusted in accordance with weighted average formulas, as defined in each preferred stock agreement.

Warrants

In connection with the issuance of notes payable in 2012, the Company issued stock warrants to purchase 54,672 shares of Series D preferred stock. The warrants are immediately exercisable and expire ten years from the date of issuance. The exercise price of the warrants is $5.03 per share, subject to adjustment as defined in the warrant agreement. The original fair value assigned to the warrants was $61,233, which was recorded as a debt discount with the offset recorded as a warrant liability. The debt discount was amortized over four (4) years, which is equal to the life of the applicable notes.

In connection with the issuance of Preferred Stock in 2011 and with notes payable issued from 2009 to 2011, the Company issued stock warrants to purchase 365,638 shares of Series C preferred stock. The warrants are immediately exercisable and expire between five (5) and seven (7) years from the date of issuance, as defined in each warrant agreement. The exercise price of the warrants is $3.95 per share, subject to adjustment as defined in the warrant agreements. The original fair value assigned to the warrants was $574,308, of which $518,013 was recorded as a debt discount and the remainder as a reduction of the proceeds of the Preferred Stock with the offset to warrant liability. The entire debt discount has been fully amortized.

In connection with the issuance of notes payable in 2007 and 2008, the Company issued stock warrants to purchase 52,239 shares of Series A preferred stock. The warrants are immediately exercisable and expire ten years from the date of issuance. The exercise price of the warrants is $2.01 per share, subject to adjustment as defined in the warrant agreement. The original fair value of the warrants of $23,657 was recorded to debt discount which has been fully amortized.

The Company has accounted for the warrants as a liability as they are for the purchase of potentially redeemable stock. The liability is revalued at each reporting period and the change in the fair value of the liability is recognized as interest expense for warrants outstanding in connection with the issuance of debt that is still payable and as other income (expense) for those issued in connection with the issuance of preferred stock. The terms of all warrants provide for either gross or net settlement at the option of the holder.

SurgiQuest, Inc.

Notes to Financial Statements (continued)

Note 11 - Stockholders’ Deficit (continued)

Warrants (continued)

The following table summarizes information about warrants outstanding (all exercisable) at December 31, 2015:

		Warrants Outstanding
Shares	Exercise Price	Number of Warrants at 12/31/2015	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price
Series A	$2.01	52,239	1.6 years	$2.01
Series C	$3.95	365,638	1.3 years	$3.95
Series D	$5.03	54,672	6.7 years	$5.03

		472,549		$3.86

Stock Options

The 2006 Stock Plan (“the Plan”) makes available up to 2,816,246 shares of common stock for the granting of options to officers, directors, employees and consultants of the Company at December 31, 2015. Under the Plan, incentive or non-qualified stock options may be granted which expire (10) ten years from the date of issuance and vest over varying periods as determined by the Board of Directors.

During the year ended December 31, 2015, the Company granted 801,500 options to officers, directors, employees and consultants under the Plan. The weighted average fair value of options granted during 2015 was $2.65. For the year ended December 31, 2015, the Company recognized stock compensation expense of $641,171 related to the issuance of stock options. At December 31, 2015 there was $1,332,289, of compensation expense that is expected to be amortized over the remaining vesting period of approximately 2.95 years. The fair value of shares that vested in 2015 was $474,413.

The number of options granted to non-employees and the impact of these non-employee grants on the financial statements is not material.

SurgiQuest, Inc.

Notes to Financial Statements (continued)

Note 11 - Stockholders’ Deficit (continued)

Stock Options (continued)

Total stock option activity for the year ended December 31, 2015 is summarized as follows:

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life
Outstanding at December 31, 2014	1,518,240	$1.27	6.71
Granted	801,500	4.26
Exercised	(59,720)	0.69
Cancelled/forfeited	(122,378)	2.97

Outstanding at December 31, 2015	2,137,642	$2.32	6.96

As of December 31, 2015 there were 1,907,204 shares vested or expected to be vested with a weighted average exercise price of $2.10, an intrinsic value of $18,807,151 and a weighted average contractual term of 6.7 years.

At December 31, 2015, there were 1,180,017 shares exercisable with a weighted average exercise price of $1.17, an intrinsic value of $12,732,981 and a weighted average remaining contractual term of 5.3 years.

During the year ended 2015, the aggregate intrinsic value of stock options exercised was $191,238 and as of December 31, 2015, the aggregate intrinsic value of stock options outstanding was $20,567,507.

To determine the estimated fair value of options granted during 2015, the Company used the Black-Scholes option pricing model. The following weighted-average assumptions were used in valuing options issued:

Fair Value of Underlying Instrument: The Company’s management utilizes third party valuations to estimate the fair value of its shares of Common Stock at the various dates of grant.

Expected Volatility: The expected volatility of the Company’s shares was estimated using the median volatility of comparable companies. The weighted average expected volatility factor used in valuing the options granted during 2015 was 45.25%. A decrease in the selected volatility would decrease the fair value of the underlying option.

Expected Term: The expected term of the option represents the period that the stock-based awards are expected to be outstanding. Since there has been limited history of the exercise of options, the Company uses the “simplified method” (weighted average of contractual term and vesting period) to determine the expected term. The calculated weighted average expected life of the options granted during 2015 was 6.1 years. A decrease in the expected term would decrease the fair value of the underlying option.

SurgiQuest, Inc.

Notes to Financial Statements (continued)

Note 11 - Stockholders’ Deficit (continued)

Stock Options (continued)

Risk-free Interest Rate: The Company bases the risk-free interest rate on the implied yield available on a U.S. Treasury note with a term equal to the expected term of the underlying grants. The risk free interest rate used in valuing the options granted during 2015 ranged from 1.46% to 2.23%. A decrease in the selected risk-free rate would decrease the fair value of the underlying option.

Dividend Yield: The Black-Scholes valuation model calls for single expected dividend yield as an input. The Company has not paid dividends in the past nor does it expect to pay dividends in the near future. As such, the Company used a dividend yield percentage of zero for all periods in 2015.

The Company recognizes compensation expense, net of an estimated forfeiture rate, on a straight-line basis over the requisite service period of the award. The estimated forfeiture rate was based on historical experience. The Company applied the forfeiture rate in calculating the expense related to stock-based compensation for stock option awards granted during 2015. Expense is recognized only for those awards expected to fully vest. If actual forfeitures differ from the estimates, a revision to the forfeiture rate is made.

Note - 12 Income Taxes

Following is a reconciliation of the Company’s effective income tax rate to the United States federal statutory tax rate for the year ended December 31, 2015:

Expected tax at U.S. statutory income tax rate	34.00%
State deferred taxes, net of federal benefits	5.58%
Stock-based compensation	(0.74)%
Federal research credits	0.66%
Change in fair value of warrant liability	(3.54)%
IPO fees	(3.28)%
Other	(0.18)%
Change in valuation allowance	(32.50)%

Effective rate	0.00%

The Company’s income tax provision in 2015 has a current provision of zero for federal and state purposes. In 2015, the deferred income tax provision consisted of a federal provision/(benefit) of $(6,499,158), a state provision/(benefit) of $(1,348,012) and an offsetting change in valuation allowance of $7,847,170 for a net provision of zero.

SurgiQuest, Inc.

Notes to Financial Statements (continued)

Note - 12 Income Taxes (continued)

Significant components of the Company’s tax assets and liabilities are as follows:

Gross deferred tax assets:
Net operating losses	$28,517,942
Organizational and start-up costs	170,597
Fixed assets	28,967
R&D tax credits	1,741,282
Other	146,058

Total deferred tax asset	30,604,846
Deferred tax liabilities:
Intangible assets	(146,612)

30,458,234
Less: valuation allowance	(30,458,234)

Net deferred tax assets/(liabilities)	$—

The Company has recorded a full valuation allowance against its net deferred tax assets because management believes it is more likely than not that the assets will not be realized.

As of December 31, 2015, the Company had approximately $77,532,000 of federal and $44,269,000 of state net operating loss carry forwards that begin to expire in the year 2019.

As of December 31, 2015 the Company had federal tax credit carryforwards of approximately $1,041,000, which begin to expire in 2027 and approximately $1,062,000 of state tax credit carryforwards which begin to expire in 2016.

As defined in Section 382 of the Internal Revenue Code, certain ownership changes limit the annual utilization of federal net operating losses. As a result of issuances, sales and other transactions involving the Company’s stock, the Company may have experienced an ownership change which could cause such federal net operating losses to be subject to limitation under Section 382.

The Company has determined that it has no significant uncertain tax positions requiring recognition and measurement. The Company recognizes interest and penalties related to unrecognized tax benefits, if incurred, as a component of income tax expense.

SurgiQuest, Inc.

Notes to Financial Statements (continued)

Note - 12 Income Taxes (continued)

The Company is subject to U.S. federal income tax as well as income tax of certain state jurisdictions. The Company has not been audited by the U.S. Internal Revenue Service or any states in connection with income taxes. The Company’s 2006 through 2015 tax years generally remain open to examination for all federal and state income tax matters until its net operating loss carryforwards are utilized and the applicable statutes of limitation have expired. The federal and state tax authorities can generally reduce a net operating loss (but not create taxable income) for a period outside the statute of limitations in order to determine the correct amount of net operating loss which may be allowed as a deduction against income for a period within the statute of limitations

Note 13 - Fair Value Measurements

The Company’s management estimates the fair value of the warrant liabilities with the assistance of a third party valuation firm. The fair value of the Series A, C and D warrants were determined using an the Probability Weighted Expected Return Method (“PWERM”) at December 31, 2015.

The PWERM at December 31, 2015 used a 100% probability in its strategic merger or sale scenario and utilized the value of the Company’s common stock price of $11.66 per share at the time of the actual merger of the Company with CONMED (see Note 15) on January 4, 2016. The PWERM valuation could have resulted in a different outcome if the merger of the Company was not imminent and a calculated enterprise value of the Company had to be established. Due to the nature of these inputs and the valuation techniques utilized, the valuation of the warrants to purchase preferred stock and common stock are considered a Level 3 measurement.

The following tables summarize the fair values and levels within the fair value hierarchy in which the fair value measurements fall, for assets and liabilities measured on a recurring basis as of December 31 2015:

Description	Level 1	Level 2	Level 3	Total
Series A warrant liability	$—	$—	$519,775	$519,775
Series C warrant liability	—	—	2,932,415	2,932,415
Series D warrant liability	—	—	379,424	379,424

Total liabilities	$—	$—	$3,831,614	$3,831,614

SurgiQuest, Inc.

Notes to Financial Statements (continued)

Note 13 - Fair Value Measurements (continued)

Since fluctuations in the Company’s stock price are one of the primary drivers for the changes in the warrant liability valuations, as the stock price increases or decreases for each of the related classes of preferred stock, the value to the holder of the instrument generally increases and decreases accordingly, therefore either increasing or decreasing the liability on the Company’s balance sheet. Additionally, stock price volatility was one of the significant unobservable inputs used in the fair value measurement of each of the Company’s warrant liabilities at December 31, 2015. The estimated fair value of these liabilities is also sensitive to changes in the warrant’s expected term. A decrease or increase in the term would have a corresponding increase or decrease in the value of the warrants.

The following table presents the changes in Level 3 instrument measures on a recurring basis for the year ended December 31, 2015.

	Series A Warrants	Series C Warrants	Series D Warrants	Total
Balance at December 31, 2014	$132,686	$1,104,226	$83,101	$1,320,013
Change in fair value	387,089	1,828,189	296,323	2,511,601

Balance at December 31, 2015	$519,775	$2,932,415	$379,424	$3,831,614

Note 14 - Related Party Transactions

In October 2013, the Company issued a promissory note (the “Officer Note”) to one of its officers in the amount of $300,000. The Officer Note was due in full in October 2021 on the eighth anniversary of its issuance or upon a sale of the Company. Interest on the Officer Note was at a rate of 6.0% per annum compounded annually. Interest at the rate of 1.66% per annum was payable annually and the balance of the interest would accrue and be payable when the principal was repaid. The Officer Note was secured by a first priority pledge of the number of shares of common stock in the Company equivalent to 150.0% of the principal amount of the loan at the value per share established at the time of issuance. The note allowed for repayment to be in cash or shares of common stock of the Company at the option of the officer. If settled in shares the value of the shares was based on the value established at the time of the issuance of the note.

On November 6, 2015, all of the outstanding $300,000 principal and accrued interest of $33,204 on the Officer Note was forgiven by the Company, which is included in selling, general and administrative expense. The outstanding related party receivable as of December 31, 2015 of $114,637 represents the officer’s portion of payroll tax withholdings that the Company remitted on the officer’s behalf, which was received by the Company in January 2016.

SurgiQuest, Inc.

Notes to Financial Statements (continued)

Note 15 - Subsequent Events

On January 4, 2016, the Company closed an Agreement and Plan of Merger (“Merger Agreement”), dated November 15, 2015 with a wholly-owned subsidiary of CONMED, headquartered in Utica, New York. The Company was the surviving entity in the merger and became a wholly-owned subsidiary of CONMED. The aggregate consideration per the Merger Agreement (“Merger Consideration”) was $265.0 million, plus the Company’s cash balance as of the date of closing, less outstanding indebtedness, which included the 2014 Term Loans and 2014 Revolving Loans of $25.0 million, a portion of the Company’s capital leases and transaction costs. As a result of the Merger Agreement, all of the Company’s outstanding stock options and warrants were cancelled and retired, all outstanding Preferred Stock converted to common stock and all outstanding common stock was cancelled and retired.